Exhibit 99.1

CATALINA MARKETING [LOGO]	NEWS

CONTACT:	FOR IMMEDIATE RELEASE

Christopher W. Wolf

Executive Vice President and Chief Financial Officer
(727) 579-5218

Joanne Freiberger
Vice President, Finance
(727) 579-5116

CATALINA MARKETING EXTENDS BANK CREDIT FACILITY

ST. PETERSBURG, Fla., September 26, 2003 – Catalina Marketing Corporation (NYSE: POS) announced today that it reached agreement yesterday with its bank group to extend the Company’s credit facility for 60 days. The credit agreement originally was signed in September 2000 and, with the extension, will expire on November 24, 2003. As part of the agreement, Catalina has reduced the credit facility from $150 million to $30 million.

Catalina anticipates making significant progress during the next 60 days by hiring a new independent auditor and working toward returning to full compliance with its financial reporting obligations.

Daniel D. Granger, chairman and chief executive officer, stated, “We are pleased with the continued support of our banks during this time period. The $30 million commitment by our banks is an appropriate level based on our short and mid-term financial projections and needs. The combination of our current cash balances, operating cash flow and our credit facility provide us with the necessary liquidity to continue to operate our business consistent with our operating plan.”

Based in St. Petersburg, Fla., Catalina Marketing Corporation (www.catalinamarketing.com) provides a wide range of behavior-based marketing services for manufacturers and retailers. These behavior-based marketing services are provided by interrelated operating groups that strive to influence purchase behavior of consumers wherever and whenever they make purchase decisions. Through these operating groups, Catalina Marketing Corporation is able to reach consumers internationally and domestically — in-store, using incentives, loyalty programs and advertising messages, and at-home, through direct mail and sampling. Personally identifiable data that may be collected from the company’s targeted marketing programs, as well as its research programs, is never sold or given to any outside party without the express permission of the consumer.

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POS Gains Approval to Extend Waiver

Certain statements in the preceding paragraphs are forward looking, and actual results may differ materially. Statements not based on historic facts involve risks and uncertainties, including, but not limited to, the changing market for promotional activities, especially as it relates to policies and programs of packaged goods and pharmaceutical manufacturers for the issuance of certain product coupons and other promotions, the effect of economic and competitive conditions and seasonal variations, actual promotional activities and programs with the company’s customers, the pace of installation of the company’s store network, the policies and programs of the company’s retail partners, the success of new services and businesses and the pace of their implementation, and the company’s ability to maintain favorable client relationships.